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                                                                    Exhibit 99.1

     e-NET CHANGES NAME TO ZEROPLUS.COM TO FOCUS ON ADVANTAGES FOR E-COMMERCE

-  EMPHASIS WILL BE ON VOICE-OVER INTERNET SERVICES FOR BUSINESSES AND CONSUMERS
-  NEW TRADING SYMBOL WILL BE ZPLS

GERMANTOWN, MD, -- February 14, 2000 - e-Net, Inc. (Nasdaq: ETEL) - a pioneer in developing technology that revolutionizes the way consumers and businesses transmit voice over the over the Internet - today announced that it will change its name to zeroplus.com, Inc., effective tomorrow. The trading symbol on NASDAQ will convert from ETEL to ZPLS at the end of trading today. e-Net's wholly owned subsidiary, formerly known as ZeroPlus.com, Incorporated, will cease to exist as a separate entity.

The name change is the culmination of strategic corporate re-focus that began in June 1999 with the introduction of ZeroPlus.com's Internet telephone service. Going forward, the Company intends to focus all efforts on developing two main business lines - ZeroPlus.com's consumer-based Internet phone service, and its ZPCommerce solution providing e-commerce companies with enhanced customer service capabilities.

In making today's announcement, Robert Veschi, President and CEO of ZeroPlus.com, stated, "ZeroPlus.com's introduction seven months ago marked a fundamental change in e-Net's business strategy. The recent infusion of capital that resulted from the Company's agreement with Broadwing (NYSE: BRW) will make it possible for ZeroPlus.com to aggressively attack the e-commerce market in pursuit of first mover status within that niche. The first step in the strategic use of these funds has brought in Arnold Communications, a world class advertising firm, to manage the marketing campaign. Market studies and focus groups conducted by Arnold were not only major factors in changing the Company's name, but also indicated that there may be significant opportunities in providing voice-enabled customer relationship management solutions for e-commerce. We anticipate that Arnold's launch of advertising and brand building initiatives will be instrumental in developing ZeroPlus.com's business solutions for the e-commerce market space."

Mr. Veschi said, "We are a new company, with a new corporate culture, a stronger balance sheet and renewed optimism about the future. We believe that our vision of revolutionizing Internet phone service is on target based on the following accomplishments: a strategic investment was made by our network partner Broadwing, ZeroPlus.com has been adopted as the Internet Telephony service for leading online communities such as Talk City (Nasdaq: TCTY) and theglobe.com (Nasdaq: TGLO), and we were awarded Product of the Year by a leading industry publication. With this name change, we are now 100% focused on providing what we believe is a valuable array of Voice over Internet Protocol (VoIP) services for business-to-business and business-to-consumer transactions."

ZeroPlus.com was the first to introduce a free PC-to-PC phone service based on a patent pending Internet phone number plan which enables users to reserve their permanent Internet phone number by placing a "0" in front of their current home phone numbers. ZeroPlus.com added additional features, including call forwarding, call waiting, call transfer, and caller ID to its service, and offered additional calling options, including PC-to-Phone, Phone-to-PC, and Phone-to-Phone services.

In January 2000, ZeroPlus.com launched an integral part of its e-commerce strategy with the introduction of ZPCommerce - a suite of hardware and software components that will allow companies to "re-humanize" the e-commerce experience. By speaking to their customers over Internet, it is expected that e-tailers, and e-businesses of all types, will be able to answer customers' questions in real time. They will also have the option of answering calls directly off the Internet to reduce costs, or to route the call an existing inbound telephone number. In addition, ZeroPlus.com plans to work with leading e-commerce Web sites, integrators, software developers, and application hosting companies to provide powerful customer relationship management solutions.

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Mr. Veschi went on to say, "We live in a world where technology changes at a phenomenal rate. Companies that expect to succeed in this era must act swiftly to meet the needs of a changing marketplace. We believe e-Net's re-birth as ZeroPlus.com illustrates our ability to make the smart business decisions which define the difference between success and failure."

"The change to ZeroPlus.com is more than just a new name," continued Mr. Veschi. "It signifies the next step in our company's evolution as we attack the Internet telephone arena with renewed vigor. We plan to dramatically step up our focus on tackling a wide range of e-commerce opportunities that we believe we can capture with well-planned partnerships, while we continue to aggressively pursue the enormous opportunity in the consumer sector."

                             --ABOUT ZEROPLUS.COM--

ZeroPlus.com, Inc. (formerly e-Net, Inc.) provides consumers with their own permanent Internet telephone number and specialized software that enables them to place and receive phone calls anytime, anywhere via their computers--completely free of charge. The revolutionary aspect of this service is that domestic Internet calls are made by dialing "0" plus a 10-digit number and international calls by dialing "00" plus the number, very similar to the way people make calls on a traditional phone network. To begin using this new service, consumers first register on-line at WWW.ZEROPLUS.COM, select their permanent Internet phone number and download ZeroPlus.com's free software. With three simple steps, consumers can place and receive free calls over the Internet, PC to PC. The new, free instant messaging capabilities expand the ZeroPlus.com portfolio of services, which also includes call hold, caller ID and speed dial at no charge. ZeroPlus.com also can deliver free phone calls that travel "off" the Internet to 800, 888 and 877 numbers across the nation and around the world.

Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation reform Act of 1995. The words "estimate," "project," "intend," "expect," "believe," and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties. For additional information regarding these and other risks and uncertainties associated with the Company's business, reference is made to the Company's reports filed from time to time with the Securities and Exchange Commission.

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         MEDIA CONTACT:                              INVESTOR RELATIONS:
         Scott Warner                                Doug Poretz
         Arnold Communications                       The Poretz Group
         703-288-7359                                703-506-1778
         SWARNER@ARNOLDCOM.COM                       Doug@poretz.com